EXHIBIT A

Fund Name
Oppenheimer Global Opportunities Fund
Oppenheimer Capital Income Fund
Oppenheimer Series Fund, Inc. for the account of Oppenheimer Value Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Equity Fund
Oppenheimer Discovery Fund
Oppenheimer Select Value Fund
Oppenheimer Main Street Funds for the account of Oppenheimer Main Street Fund
Oppenheimer Main Street Select Fund
Oppenheimer Small- & Mid-Cap Growth Fund
Oppenheimer Real Estate Fund
Oppenheimer Rising Dividends Fund
Oppenheimer Quest for Value Funds for the account of Oppenheimer Small- & Mid-Cap Value Fund
Oppenheimer International Value Fund
Oppenheimer Quest for Value Funds for the account of Oppenheimer Global Allocation Fund
Oppenheimer Equity Income Fund, Inc.
Oppenheimer Quest for Value Funds for the account of Oppenheimer Flexible Strategies Fund
Oppenheimer Master International Value Fund, LLC
Oppenheimer Diversified Alternatives Fund

This Exhibit A dated as of December 21, 2012, as may be further amended from time to time, amends the Global Custody Agreement dated as of February 16, 2007, between OppenheimerFunds, Inc. on behalf of the clients identified in the Exhibit A, and Brown Brothers Harriman & Co.

Brown Brothers Harriman & Co.	OppenheimerFunds, Inc.

By: /s/ James R. Kent________	By: /s/ Matthew O’Donnell ___

Name: James R. Kent	Name: Matthew O’Donnell
Title: Managing Director	Title: Vice President